Exhibit 10(b)-3

Stock Award Program

For

[Program Name]

# Shares:	[# of Shares by Position ]

Award Date:

Stock Vesting Date*:	100% Vesting after Five Years (“Cliff” Vesting)

Dividends:	Paid As You Go, Quarterly at rate paid to all shareholders.

Termination of Employment:	If prior to Stock Vesting Date, all shares are forfeited. Dividends paid while shares were outstanding are not required to be repaid.

Termination due to Retirement/Disability or Death:	Pro-rata number of shares will vest based on number of months completed after Award Date with TCF as [state position ]combined, divided by 60.

Transfer of Employment Within TCF:	Shares may be forfeited or retained at the sole discretion of the [department head].

Change in Control:

All unvested shares become vested upon an involuntary termination of employment without cause within one year after a “change in control.” Change in control occurs when one of the following events takes place (1) a change of 2/3 of board members (2) merger or corporate transaction resulting in at least 50% ownership of the resulting entity by shareholders of the other party to the transaction (3) liquidation or asset sale of substantially all assets.

Adjustments for Change in Capitalization of TCF Financial:	The Compensation/Nominating/Corporate Governance Committee of TCF Financial will decide if any adjustments are appropriate.

Interpretations:

All Shares and Grants are subject to the terms and conditions of the TCF Financial Incentive Stock Program. The Compensation/Nominating/Corporate Governance Committee has delegated all interpretive authority to the [department head], who is the only person with authority to interpret this Program and the Awards and whose interpretations are binding and final on all participants.

Grantee Acceptance:	By participating in the Program and accepting dividend payments under this program, you are deemed to accept the terms of the Stock Award Program.

Employment At Will:	This program does not alter employment at will status.

Tax:

Dividends are taxable as wages when paid on unvested stock. Stock awards are taxable income when they vest, at the fair market value of the shares on the vesting date. Withholding and FICA tax are deducted from the shares when they vest.

* The Compensation/Nominating/Corporate Governance Committee of TCF Financial has authority to accelerate vesting.